  UNDERWRITING AGREEMENT
Amendment No. 3

July 11, 2008

 The Underwriting Agreement dated February 1, 2004 and amended May 1, 2006 and January 1, 2008 (the “Agreement”) by and between Sun Capital Advisers Trust (the “Trust”), a Delaware statutory trust, on behalf of each of its series (each, a “Fund” and collectively, the “Funds”), and Clarendon Insurance Agency, Inc. (the “Underwriter”) is hereby amended as follows:

Schedule A of the Agreement is replaced in its entirety with the attached revised Schedule A which reflects the following changes:

(a) the establishment of the following eight new funds:  SC Ibbotson Moderate Fund, SC Ibbotson Balanced Fund, SC Ibbotson Growth Fund, SC Dreman Small Cap Value Fund, SC AIM Small Cap Growth Fund, SC AllianceBernstein International Value Fund, SC PIMCO Total Return Fund, and SC BlackRock Inflation Protected Bond Fund;

(b) the adoption of new subadvisers for the following funds:  SC Oppenheimer Large Cap Core Fund, formerly the Sun Capital All Cap Fund, and SC WMC Large Cap Growth Fund, formerly the SC FI Large Cap Growth Fund; and

(c) the adoption of the following name changes:
(i)   Sun Capital Global Real Estate Fund (formerly the Sun Capital Real Estate Fund)
(ii)  SC WMC Blue Chip Mid Cap Fund (formerly the SC Blue Chip Mid Cap Fund)
(iii) SC Oppenheimer Large Cap Core Fund (formerly the Sun Capital All Cap Fund)
(iv) SC WMC Large Cap Growth Fund (formerly the SC FI Large Cap Growth Fund).

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their seals to be hereto affixed as of the day and year first above written.

ATTEST:	SUN CAPITAL ADVISERS TRUST,
on behalf of each series listed onSchedule A

By: /s/ Maura A. Murphy                        By: /s/ James M.A. Anderson
Maura A. Murphy                                   James M.A. Anderson
Secretary                                              President, Chief Executive Officer

CLARENDON INSURANCE AGENCY, INC.

                                                                By: /s/ Michelle A. D’Albero
Michelle A. D’Albero
                                                                Authorized Signer

By: /s/ Michael S. Bloom
Michael S. Bloom
                                                      Authorized Signer

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Schedule A
Effective Date:  July 11, 2008

	Initial Class	Service Class
Sun Capital Investment Grade Bond Fund	None	*
Sun Capital Global Real Estate Fund	None	*
Sun Capital Money Market Fund	None	*
SC Davis Venture Value Fund	None	*
SC Oppenheimer Main Street Small Cap Fund	None	*
SC Oppenheimer Large Cap Core Fund	None	*
SC WMC Large Cap Growth Fund	None	*
SC WMC Blue Chip Mid Cap Fund	None	*
SC Lord Abbett Growth & Income Fund	None	*
SC Goldman Sachs Mid Cap Value Fund	None	*
SC Goldman Sachs Short Duration Fund	None	*
SC PIMCO High Yield Fund	None	*
SC PIMCO Total Return Fund	None	*
SC Ibbotson Moderate Fund	None	*
SC Ibbotson Balanced Fund	None	*
SC Ibbotson Growth Fund	None	*
SC AIM Small Cap Growth Fund	None	*
SC AllianceBernstein International Value Fund	None	*
SC BlackRock Inflation Protected Bond Fund	None	*
SC Dreman Small Cap Value Fund	None	*

* Underwriter shall be paid a distribution and/or service fee at an annual rate not to exceed 0.25% of the average daily net assets attributable to the Service Class shares in accordance with the Trust’s Distribution and Service Plan for such class.  The fee will be accrued daily and paid monthly in arrears, within thirty (30) business days after the end of each calendar month.

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